SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ----------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): November 15, 2000


                            Balanced Care Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



            Delaware                    1-13845                25-1761898
 ----------------------------       --------------         -------------------
 (State or other jurisdiction        (Commission            (IRS Employer
     of incorporation)               File Number)          Identification No.)



         1215 Manor Drive, Mechanicsburg, PA                  17055
     -------------------------------------------            ----------
       (Address of principal executive offices)             (Zip code)



Registrant's telephone number, including area code:  717-796-6100




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Item 5.  Other Events.
         -------------

         Balanced Care Corporation (the "Company") reported in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2000, as amended (the "Form 10-Q"), that many of the facilities operated or managed by the Company are leased under long-term operating leases with real estate investment trusts, or REITs. These lease obligations for the next twelve months aggregate approximately $13,000,000. As reported, the lease documents with all of the REITs contain certain financial and/or performance covenants and other restrictions which, unless waived in writing by the REIT, (i) require the Company, on a consolidated basis, to meet certain financial covenants, such as a tangible net worth covenant, a current ratio, a debt to equity ratio and/or minimum cash requirements (measured on a quarterly and year end basis), (ii) require the tenants, on a facility basis to meet certain rent coverage ratios (measured on a quarterly and year end basis), (iii) require the Company and/or the tenants to maintain certain escrow funds, (iv) limit, among other things, the ability of the Company, certain of its subsidiaries and/or the tenants to borrow additional funds, encumber assets, dispose of assets or engage in mergers or other business combinations, (v) cross-default with certain of the Company's other obligations and (vi) prohibit the Company and/or the tenants from operating competing facilities within a designated radius of existing facilities.

     The Company reported that it believed that it was either in compliance with or had obtained the necessary waivers with respect to these lease covenants with the exception of certain covenants under its Meditrust REIT lease documents. The Company reported that for the quarter ended September 30, 2000, (i) the Company, as Guarantor, did not meet its current ratio covenant in connection with the Potomac Point lease and (ii) seven of the twelve Outlook Pointe tenants (Blytheville, Pocahontas, Kingsport, Lima, Xenia, Lewisburg and Potomac Point) did not satisfy their respective rent coverage ratios. In addition, the Company, as developer, did not complete the Outlook Pointe at Chesterfield facility financed by Meditrust by the substantial completion date due to the abandonment of the project by the general contractor. The Company has entered into a completion agreement with the surety for the Chesterfield project, and received the final certificate of occupancy for the facility on November 30, 2000.

         As reported, the Company requested that Meditrust waive the foregoing conditions in writing. Although historically


                               Page 2 of 5 pages.

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     Meditrust agreed to provide the necessary waivers at the Company's request,
Meditrust stated that it would only provide the current waivers if the Company agreed to certain conditions, including the waiver by the Company of certain rights.

     On November 15, 2000, the Company received written notices of events of default from Meditrust with respect to the failure to meet the financial covenants and to complete construction of the Chesterfield facility. In addition, the Meditrust notices stated that Meditrust had elected to apply the cash collateral deposits from nine of the twelve Outlook Pointe facilities in the aggregate amount of $1,187,988.14 towards the repayment of two promissory notes made by TC Realty Holding Company in favor of Meditrust in the aggregate principal amount of $1,420,000, which notes had a maturity date of October 1, 2000 (collectively, the "TC Realty Notes"). The proceeds from the TC Realty Notes were used to provide working capital for the Xenia and Lima Outlook Pointe facilities. Meditrust also elected to apply the cash collateral deposits from two more of the twelve Outlook Pointe facilities in the aggregate amount of $174,897.50 towards the prepayment of a promissory note made by Black Box Holding Company in favor of Meditrust in the principal amount of $362,225, which note has a maturity date of January 30, 2001 (the "Black Box Note", and together with the TC Realty Notes, collectively, the "Notes"). The proceeds from the Black Box Note were used to provide working capital for the Lewisburg Outlook Pointe facility. Subject to the terms and conditions of certain Working Capital Assurance Agreements executed by the Company in favor of Meditrust, the Company is obligated to advance such amounts as are necessary to ensure that the obligations under the Notes are paid in a timely fashion. Meditrust may seek payment from the Company for the outstanding principal balance of the TC Realty Notes in the aggregate amount of $232,011.86, together with any unpaid interest or costs, at any time.

         The November 15 written notices from Meditrust also stated that Meditrust elected to apply the cash collateral from the remaining Outlook Pointe facility in the amount of $108,821.49 towards the prepayment of a promissory note made by the Company and IPC Advisors S.a.r.l. in favor of Meditrust in the principal amount of $7,811,054, which note has a maturity date of April 3, 2001.

     Although the Company continues to pursue these matters and hopes that a resolution can be reached with Meditrust, there can be no assurance that Meditrust will


                               Page 3 of 5 pages.

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waive these  covenants or  obligations,  or that Meditrust will not exercise the remedies  available to it. If Meditrust does not provide the requested  waivers,
the   cross-default   provisions   in  the   Meditrust   leases  may  result  in
cross-defaults   under  substantially  all  of  the  Company's  other  financing obligations.


Item 7.  Financial Statements and Exhibits.
         ----------------------------------

         (a)   Financial statements of businesses acquired.

               Not applicable.

         (b)   Pro forma financial information.

               Not applicable.

         (c)   Exhibits.

               None.









                               Page 4 of 5 pages.

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                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                            Balanced Care Corporation


Date:  November 20, 2000               By:  /s/ Clint T. Fegan
                                            -----------------------------
                                            Clint T. Fegan
                                            Chief Financial Officer



                               Page 5 of 5 pages.